Exhibit 99.1
For Immediate Release
SELECTICA REPORTS ON SELECTED FINANCIAL
INFORMATION FOR THE FOURTH QUARTER OF FISCAL 2007
SAN JOSE, Calif. — May 17, 2007 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of enterprise contract lifecycle management solutions, today announced selected financial information for the fourth fiscal quarter ended March 31, 2007. Due to the previously announced independent review of past stock option grants that is currently being conducted, Selectica is not in a position at this time to report net income or earnings per share for the fourth quarter of fiscal 2007.
Revenue for the fourth quarter of fiscal 2007 was $2.8 million, which compares to revenue of $5.0 million for the same period in the previous year. The decline in revenue is primarily due to lower revenue derived from the legacy configuration, pricing and quoting (CPQ) business.
On a sequential quarter basis, revenue decreased 24% from $3.7 million in the third quarter of fiscal 2007. The decrease is attributable to a decline in services revenue in the CPQ business. Subscription and services revenue for the Company’s Contract Lifecycle Management (CLM) business grew approximately 6% sequentially.
Services (which include subscription-based CLM solutions) represented 93% and licenses represented 7% of total revenue in the fourth quarter of fiscal 2007.
At March 31, 2007, Selectica had $58.5 million in cash, cash equivalents and investments, and no long-term debt compared with $60.3 million at December 31, 2006. The Company did not repurchase any shares of its common stock during the fourth quarter of fiscal 2007. The 10b5-1 trading plan put in place for the stock repurchase program has expired, and the Company will not be able to institute a new 10b5-1 plan until the independent review of past stock option grants is completed. At March 31, 2007, Selectica had $13.9 million remaining under its $25.0 million stock repurchase program and approximately 28.4 million shares outstanding.
Stephen Bennion, CEO of Selectica, said, “As we continue to build our CLM business, we are increasing our focus on larger, enterprise-level deals, which has lengthened our sales cycle. Deals we were expecting to close have moved out into future quarters, resulting in lower than anticipated revenue during the fourth quarter. However, our pipeline of these larger deals is growing, and we believe we should be able to convert a number of these opportunities over the coming quarters. We are also very pleased to report that our channel partner SalesTech had a significant win with their telecom order capture and sales management application, which will result in meaningful revenue for Selectica over the next few quarters. This win provides excellent validation of this application, and we believe it will

Selectica, Inc.

lead to success with additional Telco customers worldwide. Maintenance and services revenue in our CPQ business has declined faster than we anticipated, although we now expect it to remain relatively stable over the next few quarters. Despite the shortfall in revenue, our efforts to reduce our cost structure enabled us to minimize our cash utilization rate in the quarter.
“We are focused on continuing to ramp our contract management solutions business, minimizing operating expenses and cash burn, and managing our CPQ business on a profitable basis. Looking at the June quarter, we currently expect revenues to range between $3.8 million and $4.0 million based on the initial revenue existing from the first deal for the Telco application and anticipated improvement in our contract management business,” said Mr. Bennion.
Review of Stock Option Granting Practices
     As previously announced, Selectica’s Board of Directors has formed a Special Committee to conduct a voluntary review of its historical stock option grants. The review is ongoing. As soon as possible, following the completion of the review, the Company intends to file its quarterly reports on form 10-Q for the fiscal quarters ended September 30, 2006 and December 31, 2006.
Conference Call and Webcast
Selectica will hold a conference call to discuss fourth quarter financial information today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. The conference call will be webcast live via the Internet, and can be accessed on the investor relations section of the Company’s website (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.
About Selectica, Inc.
Selectica, Inc. provides its customers with software solutions that automate the complexities of enterprise contract management and sales configuration lifecycles. The company’s high-performance solutions underlie and unify critical business functions including sourcing, procurement, governance, sales and revenue recognition. Selectica has been providing innovative, enterprise-class solutions for the world’s largest companies for over 10 years and has generated substantial savings for its customers. Selectica customers represent leaders in manufacturing, technology, retail, healthcare and telecommunications, including: ABB, Ace Hardware, Bell Canada, Cisco, Covad Communications, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Levi Strauss & Co., Rockwell Automation, Tellabs, and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.
Forward Looking Statements
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding

Selectica, Inc.

performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, (i) market and customer acceptance of new products of Selectica, including the on-demand contract management and sales execution products and the applications developed with joint venture partners, (ii) the success of the ongoing restructuring of Selectica’s operations, (iii) the conclusions resulting from the independent review of the Company’s past stock option granting practices, (iv) the Company’s inability to file periodic reports in accordance with the Securities Exchange Act of 1934, (v) the inability of the Company to avoid delisting from the Nasdaq Stock Market if it receives a notice of non-compliance from the Nasdaq, (vi) and potential regulatory inquiries and litigation relating to the review of past stock granting practices and any related restatement of the Company’s financial statements and (vii) other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other reports filed by Selectica with the Securities and Exchange Commission.
Contact:
At Financial Relations Board:
Tony Rossi
Investor Relations
310-854-8317
trossi@frbir.com
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